EXHIBIT 10.2.17


                              EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") dated as of March 12, 2003 between Charming Shoppes, Inc., a Pennsylvania corporation (the "Company") and Erna Zint ("Executive").

1. Employment. The Company hereby employs Executive and Executive hereby accepts such employment and agrees to perform her duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

1.1 Employment Term. The term of this Agreement (the "Employment Term") shall commence April 1, 2003 and shall continue until and end on March 31, 2004, unless terminated prior thereto in accordance with Section 8 hereof.

1.2  Duties and Responsibilities.

     (a) During the Employment Term, Executive shall serve as Executive Vice President - Sourcing of the Company and shall perform all duties and accept all responsibilities incidental to such position or as may be assigned to her by the Company's Chief Executive Officer or its Board of Directors, and she shall cooperate fully with the Board of Directors and other executive officers of the Company. During the Employment Term, Executive shall also be available to perform the aforementioned duties and responsibilities for subsidiaries or divisions of the Company as assigned by the Chief Executive Officer. Executive will be assigned to perform these duties outside the United States and will be assigned initially to perform these duties in Hong Kong.

     (b) Executive represents to the Company that she is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction which would prohibit Executive from executing this Agreement and performing her duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by the Company or the scope of assistance to which she may now or in the future provide to subsidiaries or divisions of the Company.

1.3 Extent of Service. During the Employment Term, Executive agrees to use her best efforts to carry out her duties and responsibilities under Section 1.2 hereof and to devote her full time, attention and energy thereto. Except as provided in Section 7 hereof, the foregoing shall not be construed as preventing Executive


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     from making investments in other businesses or enterprises in compliance with Business Conduct Policies that may be issued by the Company from time to time (a copy of the Company's current Business Conduct Policy is attached hereto as Exhibit "A") provided that Executive agrees not to become engaged in any other business activity which may interfere with her ability to discharge her duties and responsibilities to the Company. Executive further agrees not to work either on a part time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Chief Executive Officer of the Company.

1.4 Base Compensation. For all the services rendered by Executive hereunder, the Company shall pay Executive an annual salary at the rate of Four Hundred Thousand U.S. Dollars ($400,000.00) for each full year of the Employment Term, plus such additional amounts, if any, as may be approved by the Company's Board of Directors, less withholding required by law or agreed to by Executive, payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than monthly). The Company agrees that the Executive's salary will be reviewed at least annually by the Company's Board of Directors to determine if an increase is appropriate, which increase shall be in the sole discretion of the Company's Board of Directors.

1.5 Performance Compensation. In addition to annual base salary, beginning with the fiscal year commencing February 3, 2003, Executive shall be eligible to receive additional compensation ("Performance Compensation") within ninety
     (90) days of the end of each of the Company's fiscal years during the term of this Agreement, including fiscal year ending January 31, 2004, if the Company achieves certain performance criteria established under the Company's Executive Incentive Plan ("EIP"). The formula and standards for determining Executive's Performance Compensation shall be determined by the Compensation Committee of the Board of Directors but may not exceed 100% of Executive's annual base salary for the applicable year.

1.6  Executive Benefits. During the Executive's employment by the Company:

     (a) Vacation and Holidays: Executive shall be eligible for at least four
     (4) weeks paid vacation per year (20 days) and shall be eligible for time off with pay for all public holidays in Hong Kong or in such other location into which the principal place of business of the Company's sourcing operation may be relocated;

     (b) Housing Allowance: The Company will pay Executive a housing allowance of Fifteen Thousand Three Hundred Thirty Three and 33/100 U.S. Dollars ($15,333.33) per month during Executive's employment by the Company;

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     (c) Car: The Company will provide for Executive's use an automobile, the make and year to be agreed upon by the Company and the Executive, and will defray all operating costs regarding same including annual license fees, business parking charges, gasoline, tunnel fees, maintenance, repairs and insurance;

     (d) Club Fees: The Company will pay Executive's membership fees to the Royal Hong Kong Jockey Club and The Ladies Recreation Club or any other club which Executive chooses to substitute therefore with prior approval by the Company;

     (e) Medical, Dental and Disability Insurance: Executive shall be eligible to participate in the Company's medical plans and disability insurance programs available to other Company associates in the Company's sourcing operation. If Executive opts out of medical plan coverage, the Company will contribute to the cost Executive incurs for individual health care coverage to the same extent the Company would have contributed to the cost of group insurance

     (f) Life Insurance: Executive shall be eligible to participate in the Company's life insurance program;

     (g) Retirement Plans: Executive shall have the right to participate in any retirement plans (qualified and non-qualified), 401(k) plan, profit sharing plan, or any other pension plan adopted by the Company pursuant to the terms of any such plan;

     (h) Travel Insurance: Executive shall be covered by the Company's travel insurance policy at the level of One Million U.S. Dollars ($1,000,000.00);

     (i) Home Leave: The Company will provide Executive with one first-class round-trip airline ticket per year to Europe or the United States in connection with Annual Leave, which, when possible, shall coincide with a business trip;

     (j) Business Expenses: The Company will reimburse Executive for all reasonable business expenses incurred by Executive in the performance of her assigned duties and responsibilities;

     (k) Tax Preparation: The Company will provide Executive with outside tax counsel at the Company's expense to assist in preparing Executive's tax returns.

     (l) Relocation Expenses: The Company will reimburse Executive for repatriation expenses of Executive, including a single air ticket and expenses for insuring and shipping household goods to her home country, following any termination of Executive's employment hereunder for whatever reason except any termination by the Company for cause.


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2.   Termination of Employment and Severance. The Company may terminate this
     Agreement and Executive's employment without liability to Executive at any time during the term hereof upon immediate written notice to Executive for cause, which for the purposes of this Agreement shall mean: (i) a material breach by Executive of the provisions of this Agreement; (ii) the commission by Executive of fraud against the Company or the conviction of Executive for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime; or (iii) the possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages, or the appearance (reasonably determined) during hours of employment of being under the influence of such drugs, substances or alcohol, which materially impairs Executive's ability to perform her duties hereunder.

     The Company may terminate this Agreement and Executive's employment at any time during the term hereof upon prior written notice to Executive for any reason that does not constitute cause as defined above provided that the Company pays to Executive the lesser of the amount to be paid during the remainder of the term hereof or one year's base salary (severance) at the rate in effect on the date of any such termination, such sum to be paid in equal weekly, monthly or quarterly installments or in one installment within thirty (30) days of any such termination, at the Company's discretion, and continues those benefits to be paid to Executive by the Company under Section 1.6, paragraphs (a) through (l) above for the amount of time covered by said severance.

3. In the event of the death of Executive during the term hereof, this Agreement and the employment of Executive hereunder shall terminate and come to an end on the date of the death of the Executive. The estate of Executive shall be entitled to receive, and the Company agrees to pay, the base salary of Executive computed up to the end of the month in which death occurred and an amount equal to all other expenses incurred by the Executive for which the Company is responsible pursuant to Section 1.6.

4. In the event that Executive shall, because of illness or incapacity, physical or mental, be unable to perform the duties and services to be performed by her hereunder for a consecutive period of more than four (4) months, the Company shall not be obligated to pay the compensation of Executive during the period of illness or incapacity in excess of four (4) months and may terminate this Agreement without liability after the expiration of such four (4) month period.

5. Developments. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company or any of its affiliates (the "Developments") which Executive, either by herself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of during her employment by the Company or which Executive, either by herself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge


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     of during the Employment Term or at any time thereafter during which she is employed by the Company, shall become and remain the sole and exclusive property of the Company.

     Executive hereby assigns, transfers and conveys and agrees to assign, transfer and convey, all of her right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the Chief Executive Officer of the Company. At any time and from time to time, upon the request and at the expense of the Company, Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by her in compliance with the provisions of this Section.

6. Confidential Information. Executive recognizes and acknowledges that by reason of her employment and service to the Company, she has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Company and its affiliates ("Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that she will not, either during or after the Employment Term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever (except as her duties as Executive Vice President - Sourcing may require ) without the prior written authorization of the Company's Chief Executive Officer, unless such information is in the public domain through no fault of Executive or except as may be required by law.

7.   Non-Competition.

     (a) During the Employment Term, Executive will not, unless acting pursuant hereto or with the prior written consent of the Chief Executive Officer of

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          the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit her name to be used in connection with, any business or enterprise in competition with the Company;

     (b) The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five (5%) percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising her rights as a shareholder, or seeks to do any of the foregoing.

8. No Solicitation. Executive agrees that, for a period of one (1) year after the employment of Executive by the Company or any of its affiliates or subsidiaries has ended (whether or not such employment is pursuant to this Agreement), she will not, either directly or indirectly, solicit the employment of any person who was employed by the Company or any of its affiliates or subsidiaries on a full or part-time basis at the time of the Executive's termination unless such person was involuntarily discharged by the Company or such affiliate or subsidiary, without the prior written consent of the Company's Executive Vice President - Human Resources.

9. Termination. This Agreement shall terminate on March 31, 2004 unless terminated earlier under Sections 2, 3 or 4 above.

10. Governing Law. This Agreement shall be governed and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflicts of law provisions.

11. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or within seven (7) days of mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received): If to the Company, to :
                                     Dorrit Bern
                                     President/Chief Executive Officer
                                     Charming Shoppes, Inc.
                                     450 Winks Lane
                                     Bensalem, PA 19020


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     With a required copy to:        Anthony A. DeSabato, Esquire
                                     Executive Vice President - Human Resources
                                     Charming Shoppes, Inc.
                                     450 Winks Lane
                                     Bensalem, PA  19020

     If to Executive, to             Erna Zint
                                     Apt. PH23B, House 23, Forest Hill
                                     31 Lo Fai Road
                                     Tai Po, N.T.
                                     Hong Kong

     With a required copy to:        T.C. Parkes
                                     c/o Herbert Smith
                                     Exchange House
                                     Primrose Street
                                     London EC2A 2Hs

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12.  Contents of Agreement; Amendment and Assignment. Executive Severance
     Agreement

     (a) This Agreement supersedes all prior agreements between the parties except for the Charming Shoppes, Inc. Executive Severance Agreement between the parties dated July 15, 1999 attached hereto as Exhibit "B", which is incorporated herein and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of Directors of the Company and executed on its behalf by a duly authorized officer. Without limitation, nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company beyond the expiration of the Employment Term until such time (if at all) that Executive enters into a new written Employment Agreement with the Company, and Executive specifically acknowledges that she shall be an employee-at-will of the Company thereafter, and thus subject to discharge by the Company with or without cause and without compensation of any nature;

     (b) Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the

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          Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Executive.

     (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive.

13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstance is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforcability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

14. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in marking proof of this Agreement or any counterpart to produce or account for any of the other counterparts.


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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.




FOR THE COMPANY:                                     FOR THE EXECUTIVE:



__________________________________________           __________________________
Anthony A. DeSabato                                  Erna Zint
Executive Vice President - Human Resources


Date: _______________________                        Date:  ___________________




WITNESS:                                             WITNESS:



_____________________________                        __________________________